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                                                                  EXHIBIT 5.1

                           REED SMITH SHAW & McCLAY
                               435 Sixth Avenue
                          Pittsburgh, PA  15219-1886
                                 412-288-3131


                                        February 21, 1995



Matthews International Corporation
Two NorthShore Center
Pittsburgh, PA  15212

                    Registration Statement on Form S-8 re
                          1992 Stock Incentive Plan
                    -------------------------------------

Gentlemen:

     We have acted as special counsel to Matthews International Corporation (the "Company") in connection with the above-captioned Registration Statement (the "Registration Statement") relating to up to 600,000 shares of Class A Common Stock, par value $1.00 per share (the "Class A Common Stock"), and Class B Common Stock, par value $1.00 per share (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock"), of the Company which may be purchased or acquired under the Company's 1992 Stock Incentive Plan (the "Plan"). The Plan provides that either authorized but unissued or reacquired shares of Common Stock may be issued upon the exercise of stock options granted or upon the award of restricted shares under the Plan. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Company and used under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

     In connection with this opinion, we have examined, among other things:

     (1)  the Restated Articles of Incorporation of the Company;

     (2) resolutions adopted by the Board of Directors of the Company on May 8, 1992 adopting the Plan, authorizing the issuance of up to 600,000 shares of Common Stock thereunder and reserving 600,000 shares of Common Stock for such purpose;

     (3)  the Plan, as currently in effect; and

     (4) a certification confirming the approval of the Board of Director's adoption of the Plan by the shareholders of the Company at the special meeting held June 6, 1992.

     Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumption set forth above, we are pleased to advise you that in our opinion:

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     (a)  The Company has been duly incorporated and is a corporation presently subsisting under the laws of the Commonwealth of Pennsylvania; and

     (b) The shares of Common Stock being registered and which may be issued by the Company pursuant to the provisions of the Plan upon the exercise of stock options granted or upon the award of restricted shares under the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Opinion".


                                           Yours truly,


                                           Reed Smith Shaw & McClay